Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Health Insurance Innovations, Inc. for the registration of 8,566,667 shares of  its common stock and to the incorporation by reference therein of our report dated April 1, 2013, with respect to the consolidated financial statements of Health Plan Intermediaries, LLC d/b/a Health Insurance Innovations, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Certified Public Accountants

Tampa, Florida
February 7, 2014